DESCRIPTION OF CAPITAL STOCK
As of February 20, 2025, Garrett Motion Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.001 per share (the “Common Stock”).
The following description summarizes the material terms and provisions of our Common Stock. For the complete terms of our Common Stock, please refer to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Fourth Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and The Delaware General Corporation Law (“DGCL”), which may also affect the terms of these securities.
Authorized Capitalization
Under the Certificate of Incorporation, the Company’s authorized capital stock consists of 2,200,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of Common Stock and (ii) 1,200,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Dividends
Holders of shares of the Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors (the “Board”) at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on the Company’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant.

Additionally, our credit agreement includes restrictions on the Company’s ability to pay dividends or make distributions on, or redeem or otherwise acquire, shares of its Common Stock, in each case subject to certain exceptions and carve-outs.
Voting
The holders of the Common Stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any Certificates of Designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon.
Subject to the rights of any outstanding series of preferred stock, directors will be elected by a majority of the votes cast, provided that, in contested elections, directors will be elected by a plurality of the validly cast votes represented in person or by proxy with respect to the election. There are no cumulative voting rights for the election of directors.
Other Rights
Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon the Company’s liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to share ratably in the Company’s assets legally available for distribution to stockholders.
Fully Paid
The issued and outstanding shares of the Common Stock are fully paid and non-assessable. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.
The holders of the Common Stock do not have redemption rights or conversion rights, or preemptive rights or preferential rights to subscribe for shares of the Company’s capital stock.

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Anti-Takeover Protections
Certain provisions in the Certificate of Incorporation and the Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control.
Removal
Subject to the rights of holders of any one or more series of preferred stock, the Certificate of Incorporation provides that (i) any director may be removed with or without cause and (ii) the removal of any director, with or without cause, will require the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of all classes and series of capital stock generally entitled to vote in the election of directors of the Company.
Blank Check Preferred Stock
The Certificate of Incorporation authorizes the Board to designate and issue, without any further vote or action by the stockholders, out of the unissued shares of preferred stock, series of preferred stock and, with respect to such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.
Stockholder Action by Written Consent
Subject to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the holders of any class or series of stock of the Company may be taken only upon the vote of stockholders at annual or special meetings duly called and may not be taken by written consent of the stockholders.
Special Stockholder Meetings
The Certificate of Incorporation and the Bylaws provide that a special meeting of stockholders may only be called by the affirmative vote of a majority of the Board, the Chairman of the Board, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Company. Each special meeting shall be held at such date, time and place either within or without the State of Delaware, or by means of remote communication, as may be determined by the Board and as specified in the notice of meeting. Except as described herein, stockholders may not call or request special meetings of stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The Bylaws establish advance notice procedures for stockholder proposals to be brought before an annual meeting of the Company’s stockholders and proposed nominations of persons for election to the Board to be brought before an annual or special meeting of the stockholders. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Amendments to Certificate of Incorporation and Bylaws
The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend such company’s certificate of incorporation unless the company’s certificate of incorporation provides a higher threshold, and our Certificate of Incorporation does not provide for a higher threshold. The Certificate of Incorporation provides that the Bylaws may be amended by the Board or by the affirmative vote of holders of at least a majority of the combined voting power of the then-outstanding shares of the Company’s capital stock entitled generally to vote in the election of directors of the Company, voting together as a single class. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this the Certificate of Incorporation, the DGCL, or a Certificate of Designations setting forth the terms of such series of preferred stock.
Section 203 of the DGCL
The Company is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Certificate of Incorporation includes such an exculpation provision. The Bylaws and Certificate of Incorporation include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director, officer or agent of the Company, or for serving at the Company’s request as a director, officer or agent at another corporation or enterprise, as the case may be. The Bylaws and Certificate of Incorporation also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors, officers and employees, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL. The Bylaws expressly authorize the Company to carry directors’ and officers’ insurance to protect the Company, its directors, officers and employees for some liabilities.
Exclusive Forum
The Certificate of Incorporation provides, in all cases to the fullest extent permitted by law, that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees or stockholders to the Company or its stockholders, any action asserting a claim arising pursuant to the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware, any action asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware.
In addition, the Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act shall be the federal district courts of the United States.
Nothing in the Certificate of Incorporation precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
Although the Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Equiniti Trust Company.
Listing
The Common Stock is listed on the Nasdaq Global Select Market under the ticker symbol “GTX.”

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